Exhibit 99.1

Actinium and Memorial Sloan Kettering Cancer Center Sign
Agreement in Respect of Certain Liquidity Matters

Parties Remain Committed to Their Existing Collaborations

NEW YORK, NY– December 23, 2015 - Actinium Pharmaceuticals, Inc. (NYSE MKT: ATNM) ("Actinium"), a biopharmaceutical company developing innovative drug candidates for the treatment of advanced cancers, and Memorial Sloan Kettering Cancer Center (“MSK”) today announced that they have entered into a definitive agreement providing for certain liquidity matters and sale restrictions in respect of the shares of Actinium stock that MSK received as a charitable donation and intends to divest pursuant to MSK policies. MSK and Actinium remain committed to their research relationship as evidenced by ongoing collaborations, clinical research contract and involvement in the development of both Actimab-A and Iomab-B via the participation of MSK physician-scientists on Actinium’s Clinical and Scientific Advisory Boards

Under the terms of the agreement, MSK has agreed to forebear from transferring or otherwise disposing of its approximately 5.7 million Actinium shares (other than pursuant to a piggyback registration as described below) until the start of the Actimab-A Phase 2 clinical study (but, in no event until later than March 31, 2016). Thereafter MSK shall be permitted to sell its shares subject to a weekly volume limitation of 150,000 shares (which limit may be increased to up to 250,000 shares per week to the extent any prior weekly allotments were not fully used) and applicable law so long as MSK maintains at least 25% of its current shareholding in Actinium through December 31, 2016. Actinium has granted MSK piggyback registration rights that would be triggered in the event Actinium were to engage in a public registered offering of its shares for its own account where other shareholders are participating as selling shareholders or where such public registered offering is for the account of other selling shareholders. In addition, following December 31, 2016, Actinium has granted MSK unlimited Form S-3 registration rights with respect to its shares.

MSK’s planned divestiture of the shares is consistent with its mandate as a leading non-profit cancer treatment and research institution. MSK’s private company collaboration focuses primarily on pre-clinical and early-stage private companies rather than on publicly traded late-stage clinical and commercial stage enterprises.

MSK, stated, “We look forward to our continued relationship with Actinium in advancing technology that combines the cancer targeting precision of monoclonal antibodies for targeting specific types of cells with the power of alpha emitting radioisotopes. Our decision to sell after holding Actinium’s stock for several years is driven by MSK’s internal policies.”

Sandesh Seth, Executive Chairman of Actinium, stated, “We wish to thank MSK for patiently holding onto ATNM’s stock which they received as a charitable donation. We respect their internal protocols, and the Company believes that this agreement allows for an orderly divestiture that will protect shareholder value as the volume limitations we have agreed to are not expected by the Company to create a significant overhang given the trading liquidity of our stock. With the Iomab-B IND cleared by the FDA and expected to enter into its single, pivotal Phase 3 trial, and Actimab-A expected by the Company to be in Phase 2 next year, we more than ever look forward to continuing our collaboration with Memorial Sloan Kettering.”

The agreement will be filed with the Securities and Exchange Commission.

About Actinium Pharmaceuticals

Actinium Pharmaceuticals, Inc. (www.actiniumpharma.com) is a New York-based biopharmaceutical company developing innovative targeted payload immunotherapeutics for the treatment of advanced cancers. Actinium's targeted radiotherapy products are based on its proprietary delivery platform for the therapeutic utilization of alpha-emitting actinium-225 and bismuth-213 and certain beta emitting radiopharmaceuticals in conjunction with monoclonal antibodies. The Company's lead radiopharmaceutical product candidate Iomab-B is designed to be used, upon approval, in preparing patients for hematopoietic stem cell transplant, commonly referred to as bone marrow transplant. The Company plans to conduct a single, pivotal, multicenter Phase 3 clinical study of Iomab-B in refractory and relapsed AML patients over the age of 55 with a primary endpoint of durable complete remission. The Company's second product candidate, Actimab-A, is continuing its clinical development in a Phase 1/2 trial for newly diagnosed AML patients over the age of 60 in a single-arm multicenter trial.

About Memorial Sloan Kettering

We are the world’s oldest and largest private cancer center, home to more than 13,000 physicians, scientists, nurses, and staff united by a relentless dedication to conquering cancer. As an independent institution, we combine 130 years of research and clinical leadership with the freedom to provide highly individualized, exceptional care to each patient. And our always-evolving educational programs continue to train new leaders in the field, here and around the world. For more information, go to www.mskcc.org.

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Forward-Looking Statement for Actinium Pharmaceuticals, Inc.

This news release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and involve risks and uncertainties, which may cause actual results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding product development, product potential, or financial performance. No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Actinium Pharmaceuticals undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

ACTINIUM CONTACTS:
Investors:
Steve O'Loughlin
Senior Director, Finance and Corporate Development
Actinium Pharmaceuticals, Inc.
soloughlin@actiniumpharma.com

Media:

Andrew Cole/Pam Greene

Sard Verbinnen & Co

212-687-8080

actinimium-svc@sardverb.com

MSK CONTACT:
Avice Meehan
Senior Vice President and Chief Communications Officer
Memorial Sloan Kettering Cancer Center
212-639-3580
meehana@mskcc.org

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